UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                             FARO Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   311642 10 2
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [_]              Rule 13d-1(b)

             [_]              Rule 13d-1(c)

             [X]              Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 11 Pages

------------------------------------------------------
CUSIP No. 311642 10 2
------------------------------------------------------


================================================================================
    1        NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             David Raab
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [_]
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER
          NUMBER OF                    2,748,018
            SHARES        ------------------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING              7     SOLE DISPOSITIVE POWER
            PERSON                     2,748,018
             WITH         ------------------------------------------------------

                                 8     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,748,018
--------------------------------------------------------------------------------
  10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (SEE INSTRUCTIONS)                                     [_]
--------------------------------------------------------------------------------
  11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              23.0%
--------------------------------------------------------------------------------
  12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
================================================================================


                               Page 2 of 11 Pages

------------------------------------------------------
CUSIP No. 311642 10 2
------------------------------------------------------


             Item 1(a).       Name of Issuer:
             ---------        --------------

                              FARO Technologies, Inc.

             Item 1(b).       Address of Issuer's Principal Executive Offices:
             ---------        -----------------------------------------------

                              125 Technology Park, Lake Mary, Florida 32746

             Item 2(a).       Name of Person Filing:
             ---------        ---------------------

                              David Raab

             Item 2(b).       Address of Principal Business Office or, if none,
             ---------        -------------------------------------------------
                              Residence:
                              ---------

                              3251 Ponkan Pines Road, Apopka, FL 32712

             Item 2(c).       Citizenship:
             ---------        -----------

                              United States

             Item 2(d).       Title of Class of Securities:
             ---------        ----------------------------

                              Common Stock

             Item 2(e).       CUSIP Number:
             ---------        ------------

                              311642 10 2

             Item 3.          If this statement is filed pursuant to Rules
                              --------------------------------------------
                              13d-1(b), or 13d-2(b) or (c), check whether the
                              -----------------------------------------------
                              person filing is a:
                              ------------------

                              N/A

             Item 4.          Ownership (as of December 31, 2002)
             ------           -----------------------------------

                              (a)  Amount Beneficially Owned: 2,748,018

                              (b)  Percent of Class: 23.0%



                               Page 3 of 11 Pages

------------------------------------------------------
CUSIP No. 311642 10 2
------------------------------------------------------


                              (c)  Number of shares as to which such person has:

                                   (i)   sole power to vote or to direct the
                                         vote:

                                         2,748,018

                                   (ii)  shared power to vote or to direct the
                                         vote:

                                         0

                                   (iii) sole power to dispose or to direct the
                                         disposition of:

                                         2,748,018

                                   (iv)  shared power to dispose or to direct
                                         the disposition of:

                                         0

             Item 5.          Ownership of Five Percent or Less of a Class.
             ------           --------------------------------------------

                              N/A

             Item 6.          Ownership of More than Five Percent on Behalf of
             ------           ------------------------------------------------
                              Another Person.
                              --------------

                              N/A

             Item 7.          Identification and Classification of the
             ------           ----------------------------------------
                              Subsidiary Which Acquired the Security Being
                              --------------------------------------------
                              Reported on By the Parent Holding Company.
                              -----------------------------------------

                              N/A

             Item 8.          Identification and Classification of Members of
                              -----------------------------------------------
                              the Group.
                              ---------

                              See Exhibit A for the identity of the group members filing this schedule.

             Item 9.          Notice of Dissolution of Group.
             ------           ------------------------------

                              N/A


                               Page 4 of 11 Pages

------------------------------------------------------
CUSIP No. 311642 10 2
------------------------------------------------------

             Item 10.         Certification.
             -------          -------------

                              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE


                           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 14, 2003
         ------------------------------
         Date


         /s/  David Raab
         ------------------------------
         [Signature]


         David Raab
         ------------------------------
         [Name/Title]



                               Page 5 of 11 Pages

------------------------------------------------------
CUSIP No. 311642 10 2
------------------------------------------------------


================================================================================
    1        NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Simon Raab
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [_]
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION

             Canada
--------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER
          NUMBER OF                    3,164,749
            SHARES        ------------------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING              7     SOLE DISPOSITIVE POWER
            PERSON                     3,164,749
             WITH         ------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              3,164,749
--------------------------------------------------------------------------------
  10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (SEE INSTRUCTIONS)                                      [_]
--------------------------------------------------------------------------------
  11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              26.5%
--------------------------------------------------------------------------------
  12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
================================================================================


                               Page 6 of 11 Pages

------------------------------------------------------
CUSIP No. 311642 10 2
------------------------------------------------------


             Item 1(a).       Name of Issuer:
             ---------        --------------

                              FARO Technologies, Inc.

             Item 1(b).       Address of Issuer's Principal Executive Offices:
             ---------        -----------------------------------------------

                              125 Technology Park, Lake Mary, Florida 32746

             Item 2(a).       Name of Person Filing:
             ---------        ---------------------

                              Simon Raab

             Item 2(b).       Address of Principal Business Office or, if none,
             ---------        -------------------------------------------------
                              Residence:
                              ---------

                              125 Technology Park, Lake Mary, Florida 32746

             Item 2(c).       Citizenship:
             ---------        -----------

                              Canada

             Item 2(d).       Title of Class of Securities:
             ---------        ----------------------------

                              Common Stock

             Item 2(e).       CUSIP Number:
             ---------        ------------

                              311642 10 2

             Item 3.          If this statement is filed pursuant to Rules
                              --------------------------------------------
                              13d-1(b), or 13d-2(b) or (c), check whether the
                              -----------------------------------------------
                              person filing is a:
                              ------------------

                              N/A

             Item 4.          Ownership (as of December 31, 2002)
                              -----------------------------------

                              (a)  Amount Beneficially Owned: 3,164,749

                              (b)  Percent of Class: 26.5%



                               Page 7 of 11 Pages

------------------------------------------------------
CUSIP No. 311642 10 2
------------------------------------------------------


                              (c)  Number of shares as to which such person has:

                                   (i)   sole power to vote or to direct the
                                         vote:

                                         3,164,749

                                   (ii)  shared power to vote or to direct the
                                         vote:

                                   (iii) sole power to dispose or to direct the
                                         disposition of:

                                         3,164,749

                                   (iv)  shared power to dispose or to direct
                                         the disposition of:


                              Includes 145,000 shares that the reporting person has the right to acquire pursuant to Rule 13d-3 upon the exercise of outstanding stock options.

             Item 5.          Ownership of Five Percent or Less of a Class.
             ------           --------------------------------------------

                              N/A

             Item 6.          Ownership of More than Five Percent on Behalf of
             ------           ------------------------------------------------
                              Another Person.
                              --------------

                              N/A

             Item 7.          Identification and Classification of the
             ------           ----------------------------------------
                              Subsidiary Which Acquired the Security Being
                              --------------------------------------------
                              Reported on By the Parent Holding Company.
                              -----------------------------------------

                              N/A

             Item 8.          Identification and Classification of Members of
             ------           -----------------------------------------------
                              the Group.
                              ---------

                              See Exhibit A for the identity of the group members filing this schedule.

             Item 9.          Notice of Dissolution of Group.
             ------           ------------------------------

                              N/A


                               Page 8 of 11 Pages

------------------------------------------------------
CUSIP No. 311642 10 2
------------------------------------------------------

             Item 10.         Certification.
             -------          -------------

                              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE


                           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 14, 2003
         ------------------------------
         Date


         /s/ Simon Raab
         ------------------------------
         [Signature]


         Simon Raab
         ------------------------------
         [Name/Title]





                               Page 9 of 11 Pages

                                    EXHIBIT A


1. David Raab is the trustee of the Xenon Research, Inc. Irrevocable 2002 Trust dated November 19, 2002 (the "Xenon Trust"):

                A.      The settlor of which is Xenon Research, Inc.; and

                B. Which acquired 2,748,018 shares of FARO Technologies, Inc. common stock contributed by Xenon Research, Inc.

2. On December 31, 2002, David Raab had sole voting and investment power over the shares held in the Xenon Trust.

3. On February 2, 2003, the Xenon Trust terminated and distributed to Xenon Research, Inc. 2,748,018 shares of FARO Technologies, Inc. common stock. Xenon Trust had the right to acquire all of the shares held by the Xenon Trust within 60 days of December 31, 2002.

4. Simon Raab, the Chairman and Chief Executive Officer of FARO Technologies, Inc., and his wife, Diana Raab, own all of the outstanding shares of Xenon Research, Inc. Mr. Raab has voting and investment control over the 2,748,018 shares of FARO Technologies, Inc. held by Xenon Research, Inc. and beneficial ownership of these shares has been attributed to Mr. Raab.



                               Page 10 of 11 Pages

                                    EXHIBIT B

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of this Schedule 13G with respect to the common stock of FARO Technologies, Inc. and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filing.

Date:  February 14, 2003


         David Raab

         /s/ David Raab
         ------------------------------
         [Signature]



         Simon Raab

         /s/ Simon Raab
         ------------------------------
          [Signature]





                               Page 11 of 11 Pages